Exhibit 99.1

Beta Oil & Gas, Inc. Announces Notice of Exercise of Cumulative Voting Rights

FOR IMMEDIATE RELEASE – June 17, 2003

Tulsa, Oklahoma – June 17, 2003 – Beta Oil & Gas, Inc. (“Company”) (NASDAQ:BETA) announced it has received written notice to provide for cumulative voting for the election of directors of the Company at the Annual Meeting of the Stockholders to be held in the 19th Floor Conference Room A, Two Warren Place, 6120 South Yale Avenue, Tulsa, Oklahoma, on Friday, June 20, 2003 at 10:00 C.D.T.  Under Nevada law, cumulative voting may be exercised only if one or more stockholders provide notice not less than 48 hours before the scheduled meeting time of their desire that the voting for directors be cumulative.  When the voting for directors is cumulative, each stockholder will receive that number of votes equal to the number of voting shares owned multiplied by the number of directors to be elected.  Those votes can then be cast for a single nominee or distributed among two or more of the nominees, as the holder sees fit.

The joint notice was received from Steve A. Antry and Lisa L. Antry and from Rolf N. Hufnagel, Co-Trustee of the Rolf N. Hufnagel Revocable Trust, all of whom are former affiliates of the Company.  In their notice and in a Schedule 13D filed with the Securities and Exchange Commission, these stockholders state that they plan to nominate during the meeting one or two persons to stand for election to the board of directors of the Company.  The identity of the possible nominees was not disclosed.  These stockholders also indicate that they plan to vote against the proposed amendment to the Company’s Articles of Incorporation, and vote against the proposed amendment to the Company’s Amended and Restated 1999 Incentive and Nonstatutory Stock Option Plan.

Beta Oil & Gas, Inc. is an independent energy company engaged in the production, exploration and development of oil and gas properties.  For more information, please contact Steve Fischer at (918) 495-1011.  Stockholders of the Company may obtain a copy of the Company’s proxy statement and form of proxy from Mr. Fischer.

Forward-Looking Statement: This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical facts, that address estimates of proved oil and gas reserves, future production, exploration drilling, exploitation activities, capital expenditures, gross unrisked reserve potentials, and events or developments that the company expects or believes are forward-looking statements.  Although Beta believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include oil and gas prices, exploitation and exploration successes, continued availability of capital and financing, and general economic, market or business conditions.  The Company has no obligation to update the statements contained in this report or to take action that is described herein or otherwise presently planned.